                                             POWER OF ATTORNEY

I hereby confirm that I have authorized and designated each of Ernesto Bautista
III, R. Sean Elliott and
Christopher Powell to execute and file on my behalf all SEC Section 16 forms
(including any amendments
thereto) that I may be required to file with the United States Securities and
Exchange Commission as a result
of my position with, or my ownership of or transactions in securities of, CARBO
Ceramics Inc. (the "Company").
The authority of such individual under this Statement shall continue for as long as I am required to file such
 forms, unless earlier terminated by my delivery of a written revocation of this authorization to the Company.
I hereby acknowledge that such individual is not assuming, nor is the Company assuming, any of my
responsibilities to comply with Section 16 of the Securities Exchange Act of
1934.

       /s/Don P. Conkle

Dated:   10/17/13